EXHIBIT 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Annual Results
Richmond, VA • May 26, 2021 / PRNEWSWIRE
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “I am pleased to report that our net income and diluted earnings per share, and our non-GAAP adjusted operating income for fiscal year 2021, are all up over 20% compared to fiscal year 2020. Strong leaf tobacco shipments in the second half of fiscal year 2021, the addition of our plant-based ingredients acquisitions, and favorable foreign currency comparisons all contributed to this improvement in our results. I am especially proud that we were able to deliver these results in the midst of the COVID-19 pandemic, and would like to thank our employees, growers, customers, and other partners for their support, adaptability, and hard work that made this a successful year.

“Leaf tobacco shipments, which started slowly in fiscal year 2021, accelerated in the second half of the fiscal year. We ended the year with leaf tobacco volumes that were just slightly below those in fiscal year 2020, in part due to some tobacco shipments that were delayed and will ship in fiscal year 2022. Despite global challenges including increased safety protocols, work-from-home mandates, and travel restrictions that necessitated adjustment to how we conduct our leaf tobacco business, we successfully delivered the leaf tobacco desired by our customers.

“We also delivered on our capital allocation strategy objective to build and enhance our plant-based ingredients platform through the acquisition of Silva International in the third quarter of fiscal year 2021. We are excited about the prospects for our plant-based ingredients platform and continue to progress on our integration process. In the fourth quarter of fiscal year 2021, our Ingredients Operations segment performed well against its objectives in both the human and pet food categories.

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Universal Corporation

“In the quarter and year ended March 31, 2021, we benefited from positive net foreign currency comparisons, mostly non-cash currency remeasurement, of $21 million and $26 million, respectively, compared to the same periods in fiscal year 2020. Certain currencies weakened significantly in the fourth quarter of fiscal year 2020, largely due to uncertain market conditions related to the burgeoning COVID-19 pandemic. We ended our fiscal year 2021 with a strong balance sheet and uncommitted leaf tobacco inventory levels just over our target range, at 22%. In addition to our investments in growth opportunities, we are also pleased to have announced our 51st annual dividend increase today, continuing our commitment to delivering shareholder value.

“As we move into fiscal year 2022, we currently expect global supply for flue-cured leaf tobacco to be in line with anticipated demand and for burley leaf tobacco to be in a slight undersupply position. We are continuing to monitor freight costs as the COVID-19 pandemic disrupted shipping patterns, which has resulted in cost increases due to limited container availability.

“We published our second annual Sustainability Report in fiscal year 2021 on our website. The report showcases our strong commitment to our sustainability programs and initiatives which stems from our belief that sustainability is a key component of our past and future success. In fiscal year 2022, we will continue to deliver on our fundamental responsibility to our stakeholders to set high standards of social and environmental performance to support a sustainable supply chain.”

FINANCIAL HIGHLIGHTS
	Fiscal Year Ended March 31,		Change
(in millions of dollars, except per share data)	2021	2020	$	%

Consolidated Results
Sales and other operating revenue	$1,983.4	$1,910.0	$73.4	4%
Cost of goods sold	1,597.4	1,553.2	44.2	3%
Gross Profit Margin	19.5%	18.7%	—	80 bps
Selling, general and administrative expenses	219.8	222.9	(3.1)	(1)%
Restructuring and impairment costs	22.6	7.5	15.0	199%
Operating income (as reported)	147.8	126.4	21.4	17%
Adjusted operating income (non-GAAP)*	172.9	141.3	31.7	22%
Diluted earnings per share (as reported)	3.53	2.86	0.67	24%
Adjusted diluted earnings per share (non-GAAP)*	4.25	3.49	0.76	22%
Segment Results
Tobacco operations sales and other operating revenues	$1,841.8	$1,887.1	$(45.2)	(2)%
Tobacco operations operating income	168.8	146.6	22.2	15%
Ingredients operations sales and other operating revenues	141.5	22.9	118.6	518%
Ingredient operations operating income	0.4	(8.5)	8.9	(104)%
*See Reconciliation of Certain Non-GAAP Financial Measures in Other Items below

Net income for the fiscal year ended March 31, 2021, was $87.4 million, or $3.53 per diluted share, compared with $71.7 million, or $2.86 per diluted share, for the fiscal year ended March 31, 2020. Excluding restructuring and impairment costs and certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share increased by $17.6 million and $0.76, respectively, for fiscal year 2021, compared to fiscal year 2020. Operating income of $147.8 million for the year ended March 31, 2021, increased by $21.4 million, compared to operating income of $126.4 million for the year ended March 31, 2020. Adjusted operating income, detailed in Other Items below, of $172.9 million
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Universal Corporation

increased by $31.7 million for fiscal year 2021, compared to adjusted operating income of $141.3 million for fiscal year 2020.

Net income for the quarter ended March 31, 2021, was $39.4 million, or $1.58 per diluted share, compared with net income of $15.6 million, or $0.63 per diluted share, for the quarter ended March 31, 2020. Excluding restructuring and impairment costs and certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share increased by $14.3 million and $0.57, respectively, for the quarter ended March 31, 2021, compared to the quarter ended March 31, 2020. Operating income for the fourth quarter of fiscal year 2021 increased by $31.2 million to $62.7 million compared to $31.5 million for the three months ended March 31, 2020.

Consolidated revenues increased by $73.4 million to $2.0 billion for the year ended March 31, 2021, and decreased by $14.5 million to $617.6 million for the three months ended March 31, 2021, compared to the same periods in fiscal year 2020, on the addition of businesses acquired in calendar year 2020 in the Ingredients Operations segment, offset in part by lower comparative leaf tobacco shipment volumes.

TOBACCO OPERATIONS
Operating income for the Tobacco Operations segment increased by $22.2 million to $168.8 million for the fiscal year and by $16.1 million to $61.2 million for the quarter ended March 31, 2021, compared with the same periods for fiscal year 2020. Favorable foreign currency remeasurement comparisons and strong tobacco shipment volumes benefited Tobacco Operations segment results for both the quarter and year ended March 31, 2021. Tobacco shipment volumes for fiscal year 2021, which were heavily weighted to the second half of the fiscal year, ended up just slightly below tobacco shipment volumes for fiscal year 2020.

In fiscal year 2021, compared to fiscal year 2020, sales volumes were up in Brazil and the United States on higher sales of carryover crop tobacco, while volumes decreased in Africa in part on weather reduced crop sizes as well as some delayed shipments that will occur in fiscal year 2022. Selling, general, and administrative costs for the segment were lower for fiscal year 2021, compared to fiscal year 2020, largely on favorable net foreign currency remeasurement comparisons, mainly in Indonesia and Brazil. A favorable product mix and continued strong wrapper demand also benefited Tobacco Operations results in fiscal year 2021. Revenues for the Tobacco Operations segment of $1.8 billion for fiscal year 2021 were down $45.2 million, compared to fiscal year 2020, on slightly lower leaf tobacco shipment volumes and sales prices.

In the quarter ended March 31, 2021, results for the Tobacco Operations segment were up largely on favorable currency remeasurement comparisons, mainly in Indonesia, Brazil, Mozambique, and Mexico compared to the quarter ended March 31, 2020, when certain currencies drastically weakened mainly due to market uncertainties caused by the COVID-19 pandemic. Leaf tobacco shipments were modestly lower in the quarter ended March 31, 2021, compared to the same quarter in the prior fiscal year, largely due to reduced African volumes, including some volumes that will ship in fiscal year 2022. An improved product mix and continued strong wrapper demand benefited Tobacco Operations segment results in the fourth quarter of fiscal year 2021, compared to the fourth quarter of fiscal year 2020. Revenues for the Tobacco Operations segment of $563.0 million for the quarter ended March 31, 2021, were down $49.2 million, compared to the same period in the prior fiscal year, on lower tobacco shipment volumes.

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Universal Corporation

INGREDIENTS OPERATIONS
As part of our capital allocation strategy to build and enhance our plant-based ingredients platform, we acquired two companies, FruitSmart on January 1, 2020, and Silva on October 1, 2020. We also made the strategic decision to wind down our Carolina Innovative Food Ingredients business in the quarter ended December 31, 2020.

Operating income for the Ingredients Operations segment was $0.4 million and $5.1 million, respectively, for the fiscal year and quarter ended March 31, 2021, compared to an operating loss of $8.5 million and $4.1 million, respectively, for the fiscal year and quarter ended March 31, 2020. Results for the segment included costs from amortization of intangibles related to the acquisitions, which totaled $6.4 million and $2.4 million, respectively, in the fiscal year and quarter ended March 31, 2021, as well as purchase accounting adjustments of $2.8 million in year ended March 31, 2021, and $2.7 million in the year and quarter ended March 31, 2020, that also reduced our results for the segment. Our Ingredients Operations saw some changes in product mix during fiscal year 2021 due to changes in customer demand resulting from the ongoing COVID-19 pandemic. While demand for ingredients used in products for restaurants and social venues declined, we saw demand increase for ingredients used in grocery items and pet foods. In the fourth quarter of fiscal year 2021, we began to see demand for our products recover from certain sectors, such as food service, which were negatively impacted by COVID-19. Selling, general, and administrative expenses increased in the fiscal year and quarter ended March 31, 2021, on the addition of the acquired businesses. Revenues for the Ingredients Operations segment of $141.5 million for the fiscal year and $54.6 million for the quarter ended March 31, 2021, were up $118.6 million and $34.7 million, respectively, compared to the same periods in the prior fiscal year, on the addition of the revenues for the acquired businesses.

COVID-19 PANDEMIC IMPACT

On March 11, 2020, the World Health Organization declared the coronavirus (“COVID-19”) a pandemic. Foreign governmental organizations and governmental organizations in the United States have taken various actions to combat the spread of COVID-19, including imposing stay-at-home orders and closing “non-essential” businesses and their operations. We continue to closely monitor developments related to the ongoing COVID-19 pandemic and have taken and continue to take steps intended to mitigate the potential risks to us. It is paramount that our employees who operate our businesses are safe and informed. We have assessed and regularly update our existing business continuity plans for our business in the context of this pandemic. For example, we have taken precautions with regard to employee and facility hygiene, imposed travel limitations on our employees, implemented work-from-home procedures, and we continue to assess and reevaluate protocols designed to protect our employees, customers and the public.

We continue to work with our suppliers to mitigate the impacts to our supply chain due to the ongoing pandemic. To date, we have not experienced a material impact to our supply chain, although the ongoing COVID-19 pandemic resulted in delays in certain operations during fiscal year 2021. In addition, our plant-based ingredients platform has seen some shifts in product mix due to the ongoing COVID-19 pandemic related to changes in customer demand. Since March 2020, we have at times also experienced increased volatility in foreign currency exchange rates, which we believe is in part related to the continued uncertainties from COVID-19, as well as actions taken by governments and central banks in response to COVID-19.

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Universal Corporation

We continue to monitor the impacts of the ongoing COVID-19 pandemic. We believe we currently have sufficient liquidity to meet our current obligations and our business operations remain fundamentally unchanged other than shipping delays, which could continue to impact quarterly comparisons. This is, however, a rapidly evolving situation, and we cannot predict the extent, resurgence, or duration of the ongoing COVID-19 pandemic, the effects of it on the global, national or local economy, including the impacts on our ability to access capital, or its effects on our business, financial position, results of operations, and cash flows. We continue to monitor developments affecting our employees, customers and operations. We will take additional steps and reevaluate current protocols to address the spread of COVID-19 and its impacts, as necessary, and remain thankful for the hard work of our employees and the continued support of our customers, growers, and other partners during these challenging times.

OTHER ITEMS
Cost of goods sold in the fiscal year and quarter ended March 31, 2021, increased by 3% to $1.6 billion and declined by 6% to $493.6 million, respectively, both compared with the same periods in the prior fiscal year, as a result of variances in tobacco shipment volumes and green tobacco prices as well as the acquisition of businesses in the Ingredients Operations segment. Selling, general, and administrative costs for the fiscal year and quarter ended March 31, 2021, decreased by $3.1 million to $219.8 million and by $11.4 million to $58.6 million, respectively, compared to the same periods in the prior fiscal year, as positive comparisons on foreign currency remeasurement and exchange variances more than offset additional costs from the business acquisitions in the Ingredients Operations segment. The positive foreign currency remeasurement and exchange variances, primarily in Indonesia, Brazil, Mozambique, and Mexico, totaled approximately $26 million and $21 million in the fiscal year and quarter ended March 31, 2021, respectively.

For the fiscal year and quarter ended March 31, 2021, our consolidated effective tax rates were 23% and 29%, respectively. For the fiscal year ended March 31, 2021, income tax expense included a $4.4 million benefit for final tax regulations regarding the treatment of dividends paid by foreign subsidiaries and a $3.4 million benefit due to amending and finalizing prior year returns. Without these benefits, the consolidated effective tax rate for the fiscal year ended March 31, 2021, would have been approximately 30%.

Our consolidated effective tax rates for the fiscal year and quarter ended March 31, 2020, were approximately 34% and 31%, respectively. Income tax expense for the fiscal year ended March 31, 2020 included a $2.8 million net tax accrual for an unresolved tax matter at a foreign subsidiary and a $1.5 million benefit due to amending and finalizing prior year returns. Without the effect of these items, the consolidated effective tax rate for the fiscal year ended March 31, 2020, would have been approximately 30%.

Reconciliation of Certain Non-GAAP Financial Measures

The following tables set forth certain non-recurring items included in reported results to reconcile adjusted operating income to consolidated operating income and adjusted net income to net income attributable to Universal Corporation:

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Universal Corporation

Adjusted Operating Income Reconciliation
	Fiscal Year Ended March 31,
(in thousands)	2021	2020
As Reported: Consolidated operating income	$147,810	$126,367
Purchase accounting adjustments(1)	2,800	2,700
Transaction costs for acquisitions(2)	3,915	4,668
Fair value adjustment to contingent consideration for FruitSmart acquisition(3)	(4,173)
Restructuring and impairment costs(4)	22,577	7,543
Adjusted operating income	$172,929	$141,278

Adjusted Net Income and Diluted Earnings Per Share Reconciliation
(in thousands except for per share amounts)	Fiscal Year Ended March 31,
(all amounts reported net of income taxes)	2021	2020
As Reported: Net income attributable to Universal Corporation	$87,410	$71,680
Purchase accounting adjustments(1)	2,800	2,133
Transaction costs for acquisitions(2)	3,915	4,668
Fair value adjustment to contingent consideration for FruitSmart acquisition(3)	(4,173)	—
Restructuring and impairment costs(4)	17,800	6,283
Interest expense related to an uncertain tax matter at a foreign subsidiary	1,849	—
Income tax benefit from dividend withholding tax liability reversal(5)	(4,421)	—
Income tax settlement for foreign subsidiary(6)	—	2,766
Adjusted Net income attributable to Universal Corporation	$105,180	$87,530

As reported: Diluted earnings per share	$3.53	$2.86
Adjusted: Diluted earnings per share	$3.49	$3.49
(1)     The Company recognized an increase in cost of goods sold in fiscal year 2021 and 2020, relating to the expensing of a fair value adjustments to inventory associated with the initial acquisition accounting for Silva (effective October 1, 2020) and FruitSmart (effective January 1, 2020).
(2)     The Company incurred selling, general, and administrative expenses for due diligence and other transaction costs associated with the acquisitions of Silva and FruitSmart. These costs are not deductible for U.S. income tax purposes.
(3)     The Company reversed a portion of the contingent consideration liability for the FruitSmart acquisition, as a result of certain performance metrics that did not meet the required threshold stipulated in the purchase agreement.
(4)     Restructuring and impairment costs are included in Consolidated operating income in the consolidated statements of income, but excluded for purposes of Adjusted operating income, Adjusted net income attributable to Universal Corporation, and Adjusted diluted earnings per share. See Note 4 for additional information.
(5)     The Company recognized an income tax benefit for final U.S. tax regulations on certain dividends paid by foreign subsidiaries in a prior fiscal year.
(6) The Company recognized an income tax settlement charge related to operations at a foreign subsidiary.

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Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3 "Segment Information" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, impacts of the ongoing COVID-19 pandemic; success in pursuing strategic investments or acquisitions and integration of new businesses and the impact of these new businesses on future results; product purchased not meeting quality and quantity requirements; reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation and other stakeholder expectations; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its plant-based ingredient businesses; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the years ended March 31, 2020 and March 31, 2021, which is expected to be filed later this week. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on May 26, 2021, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through August 26, 2021. A taped replay of the call will be available through June 9, 2021, by dialing (855) 859-2056. The confirmation number to access the replay is 7935248.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five
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Universal Corporation

continents, that sources and processes leaf tobacco and plant-based ingredients. Tobacco has been the Company’s principal focus since its founding in 1918, and Universal is the leading global leaf tobacco supplier. Through the Company’s plant-based ingredients platform, it provides a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients for the food and beverage end markets. Universal has been finding innovative solutions to serve its customers and meet their agri-product needs for more than 100 years. The Company’s revenues for the fiscal year ended March 31, 2021, were $2.0 billion. Visit www.universalcorp.com for more information on Universal Corporation and the latest Company news.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$617,590	$632,094	$1,983,357	$1,909,979
Costs and expenses
Cost of goods sold	493,610	522,934	1,597,354	1,553,167
Selling, general and administrative expenses	58,637	70,078	219,789	222,902
Other income	—	—	(4,173)	—
Restructuring and impairment costs	2,598	7,543	22,577	7,543
Operating income	62,745	31,539	147,810	126,367
Equity in pretax earnings of unconsolidated affiliates	896	1,930	2,985	4,211
Other non-operating income (expense)	(432)	(907)	(440)	986
Interest income	63	169	325	1,581
Interest expense	5,814	5,493	24,954	19,854
Income before income taxes	57,458	27,238	125,726	113,291
Income taxes	16,734	9,195	29,412	35,288
Net income	40,724	18,043	96,314	78,003
Less: net income attributable to noncontrolling interests in subsidiaries	(1,363)	(2,478)	(8,904)	(6,323)
Net income attributable to Universal Corporation	$39,361	$15,565	$87,410	$71,680

Earnings per share:
Basic	$1.59	$0.63	$3.55	$2.87
Diluted	$1.58	$0.63	$3.53	$2.86

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$197,221	$107,430
Accounts receivable, net	367,482	340,711
Advances to suppliers, net	121,618	133,778
Accounts receivable—unconsolidated affiliates	584	11,483
Inventories—at lower of cost or net realizable value:
Tobacco	640,653	707,298
Other	145,965	99,275
Prepaid income taxes	15,029	12,144
Other current assets	66,806	67,498
Total current assets	1,555,358	1,479,617

Property, plant and equipment
Land	22,400	21,376
Buildings	284,430	256,488
Machinery and equipment	658,826	634,395
	965,656	912,259
Less accumulated depreciation	(616,146)	(597,106)
	349,510	315,153
Other assets
Operating lease right-of-use assets	31,230	39,256
Goodwill, net	173,051	126,826
Other intangibles, net	72,304	17,861
Investments in unconsolidated affiliates	84,218	77,543
Deferred income taxes	12,149	20,954
Pension asset	11,950	—
Other noncurrent assets	52,154	43,711
	437,056	326,151

Total assets	$2,341,924	$2,120,921

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2021	2020

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$101,294	$78,033
Accounts payable and accrued expenses	139,484	140,202
Accounts payable—unconsolidated affiliates	1,282	55
Customer advances and deposits	8,765	10,242
Accrued compensation	29,918	23,710
Income taxes payable	4,516	5,334
Current portion of operating lease liabilities	7,898	9,823
Current portion of long-term debt	—	—
Total current liabilities	293,157	267,399

Long-term debt	518,172	368,764
Pensions and other postretirement benefits	57,637	70,680
Long-term operating lease liabilities	19,725	25,893
Other long-term liabilities	59,814	69,427
Deferred income taxes	44,994	29,474
Total liabilities	993,499	831,637

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—
Common stock, no par value, 100,000,000 shares authorized, 24,514,867 shares issued and outstanding (24,421,835 at March 31, 2020)	326,673	321,502
Retained earnings	1,087,663	1,076,760
Accumulated other comprehensive loss	(107,037)	(151,597)
Total Universal Corporation shareholders' equity	1,307,299	1,246,665
Noncontrolling interests in subsidiaries	41,126	42,619
Total shareholders' equity	1,348,425	1,289,284

Total liabilities and shareholders' equity	$2,341,924	$2,120,921

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Fiscal Year Ended March 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$96,314	$78,003
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,733	38,379
Provision for losses (recoveries) on advances and guaranteed loans to suppliers	5,534	937
Inventory write-downs	13,463	10,319
Stock-based compensation expense	6,106	5,631
Foreign currency remeasurement loss (gain), net	(8,475)	16,422
Foreign currency exchange contracts	(1,567)	499
Deferred income taxes	(2,335)	(8,697)
Equity in net income of unconsolidated affiliates, net of dividends	(296)	1,101
Restructuring and impairment costs	22,577	7,543
Restructuring payments	(8,283)	(2,787)
Change in estimated fair value of contingent consideration for FruitSmart acquisition	(4,173)	—
Other, net	(1,373)	(9,271)
Changes in operating assets and liabilities, net:	58,189	(127,182)
Net cash provided by operating activities	220,414	10,897

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(66,154)	(35,227)
Purchase of business, net of cash held by the business	(161,751)	(80,180)
Proceeds from sale of property, plant and equipment	11,436	8,547
Other	(800)	495
Net cash used by investing activities	(217,269)	(106,365)

Cash Flows From Financing Activities:
Issuance (repayment) of short-term debt, net	29,396	24,114
Issuance of long-term debt	150,000	—
Dividends paid to noncontrolling interests in subsidiaries	(10,881)	(6,251)
Repurchase of common stock	—	(33,457)
Dividends paid on common stock	(75,177)	(75,368)
Debt issuance costs and other	(1,949)	(3,184)
Net cash provided/(used) by financing activities	91,389	(94,146)

Effect of exchange rate changes on cash	1,257	(512)
Net increase (decrease) in cash and cash equivalents	95,791	(190,126)
Cash, restricted cash and cash equivalents at beginning of year	107,430	297,556
Cash, Restricted Cash and Cash Equivalents at End of Year	$203,221	$107,430

Supplemental Information:
Cash and cash equivalents	$197,221	$107,430
Restricted cash (Other noncurrent assets)	6,000	—
Total cash, restricted cash and cash equivalents	$203,221	$107,430
See accompanying notes.
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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is a global business-to-business agri-products supplier to consumer product manufacturers. The Company is the leading global leaf tobacco supplier and provides high-quality plant-based ingredients to food and beverage end markets. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2021	2020	2021	2020

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$39,361	$15,565	$87,410	$71,680

Denominator for basic earnings per share
Weighted average shares outstanding	24,685,343	24,751,819	24,656,009	24,982,259

Basic earnings per share	$1.59	$0.63	$3.55	$2.87

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$39,361	$15,565	$87,410	$71,680

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,685,343	24,751,819	24,656,009	24,982,259
Effect of dilutive securities
Employee and outside director share-based awards	175,935	136,392	132,557	124,092
Denominator for diluted earnings per share	24,861,278	24,888,211	24,788,566	25,106,351

Diluted earnings per share	$1.58	$0.63	$3.53	$2.86

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

As a result of recent acquisitions of plant-based ingredients companies in fiscal year 2020 and 2021, during the fiscal year ended March 31, 2021 management evaluated the Company’s global business activities, including product and service offerings to its customers, as well as senior management’s operational and financial responsibilities. This assessment included an analysis of how its chief operating decision maker measures business performance and allocates resources. As a result of this analysis, senior management determined the Company conducts operations across two reportable operating segments, Tobacco Operations and Ingredients Operations.

Universal incurs overhead expenses related to senior management, sales, finance, legal, and other functions that are centralized at its corporate headquarters, as well as functions performed at several sales and administrative offices around the world. These overhead expenses are currently allocated to the reportable operating segments, generally on the basis of volumes planned to be purchased and/or processed. Management believes this method of allocation is currently representative of the value of the related services provided to the operating segments. The Company currently evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2021	2020	2021	2020

SALES AND OTHER OPERATING REVENUES

Tobacco Operations	$562,993	$612,231	$1,841,837	$1,887,084
Ingredients Operations	54,597	19,863	141,520	22,895
Consolidated sales and other operating revenues	$617,590	$632,094	$1,983,357	$1,909,979

OPERATING INCOME

Tobacco Operations	$61,174	$45,069	$168,832	$146,637
Ingredients Operations	5,065	(4,057)	367	(8,516)
Subtotal	66,239	41,012	169,199	138,121
Deduct: Equity in pretax earnings of unconsolidated affiliates (1)	(896)	(1,930)	(2,985)	(4,211)
Restructuring and impairment costs (2)	(2,598)	(7,543)	(22,577)	(7,543)
Add: Other income (3)	—	—	4,173	—
Consolidated operating income	$62,745	$31,539	$147,810	$126,367

(1)Equity in pretax earnings of unconsolidated affiliates is included in reportable segment operating income, but is reported below consolidated operating income and excluded from that total in the consolidated statements of income.
(2)Restructuring and impairment costs are excluded from reportable segment operating income, but are included in consolidated operating income in the consolidated statements of income.
(3)Other income represents the reversal of a portion of the contingent consideration liability associated with the acquisition of FruitSmart.
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Universal Corporation

NOTE 4. RESTRUCTURING AND IMPAIRMENT COSTS
During the fiscal years ended March 31, 2021 and 2020 Universal recorded restructuring and impairment costs related to business changes and various initiatives to adjust certain operations and reduce costs.
Fiscal Year Ended March 31, 2021
Tobacco Operations
In fiscal year 2021, the Company incurred $4.4 million of termination and impairment costs associated with restructuring of tobacco buying and administrative operations in Africa, $1.2 million of combined termination costs in other regions, and a $0.9 million charge for the liquidation of an idled service entity in Tanzania. Total restructuring and impairments costs related to the Tobacco Operations segment were $6.5 million for the fiscal year ended March 31, 2021.
Ingredients Operations
In fiscal year 2021, the Company committed to a plan to wind-down its subsidiary, Carolina Innovative Food Ingredients, Inc. ("CIFI"), a sweet potato processing operation located in Nashville, North Carolina. The CIFI operation was a start-up project initially undertaken by the Company in fiscal year 2015. The decision to wind down CIFI is consistent with the Company’s capital allocation strategy to focus on delivering shareholder value through building and enhancing a plant-based ingredients platform, which includes integrating and exploring the synergies of recently acquired businesses, FruitSmart and Silva. The Company determined that CIFI was not a strategic fit for the platform’s long-term objectives. CIFI’s single-product focused processing facility and ongoing international pricing pressures, among other factors, created challenges that proved insurmountable. Sales of existing inventory and certain administrative activities at CIFI will continue into fiscal year 2022, but no manufacturing occurred subsequent to December 31, 2020. As a result of the decision to wind down the CIFI operations, the Company incurred termination costs totaling approximately $0.6 million for employees whose permanent positions were eliminated. In addition to the termination costs, the Company recognized various other costs associated with the wind-down of the CIFI facility. These costs include impairments of property, plant, and equipment (including the factory building), as well as inventory and supply write-downs. The total restructuring and impairment charge incurred for the CIFI wind-down was $16.1 million for the fiscal year ended March 31, 2021.
Fiscal Year Ended March 31, 2020
Tobacco Operations
In fiscal year 2020, the Company recorded restructuring and impairment costs totaling $7.5 million, primarily related to $3.4 million of employee termination benefits for a voluntary workforce reduction at the Company's tobacco facilities in North Carolina, $1.8 million of employee termination benefits for the Company's operations in Africa, and a $2.2 million impairment charge for machinery used by the Company's operations in Africa. Restructuring and impairment costs were also incurred in connection with downsizing efforts at several other locations around the Company.
A summary of the restructuring and impairment costs incurred during the fiscal years ended March 31, 2021, and 2020 is as follows:

	Fiscal Years Ended March 31,
	2021	2020
Restructuring Costs:
Employee termination benefits	$5,237	$5,356
Other restructuring costs	3,468	—
	8,705	5,356
Impairment Costs:
Property, plant, and equipment and other noncurrent assets	13,872	2,187
	$13,872	$2,187
Total restructuring and impairment costs	$22,577	$7,543
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